STATEMENT TO NOTEHOLDERS

Household Home Equity Loan Trust 2002-4

Distribution Number	11
Beginning Date of Accrual Period	22-Sep-03
End Date of Accrual Period	19-Oct-03
Payment Date	20-Oct-03
Previous Payment Date	22-Sep-03

Funds Reconciliation
Available Funds for Payment (including Skip-A-Pay Advances/Reimbursements, less Premium Amount)
Principal Collections	29,338,423.86
Collections of Interest (net of Servicing Fee and principal recoveries)
Servicing Fee	251,422.77
Principal recovery	-
Skip-A-Pay Advances	0.00
Skip-A-Pay Reimbursement Amount	0.00
Insured Amounts, if any	0.00

Payments	33,799,812.30
Interest Paid to Notes	699,949.31
Principal Paid to Notes	32,848,440.22
Servicing Fee	251,422.77
Ownership Interest	-

Balance Reconciliation

Beginning Pool Amount	603,414,655.73
Principal Collections (including repurchases)	29,338,423.86
Charge off Amount	(166,006.12)
Ending Pool Amount	573,910,225.75

Collateral Performance
Cash Yield (% of beginning balance)	9.04%
Charge off Rate (net of principal recoveries; % of beginning balance)
Net Yield	8.71%
Cumulative Realized Losses	(501,459.98)
Cumulative Loss Percentage	0.06%

Delinquent Home Equity Loans
One Payment principal balance of Home Equity Loans	11,690,975.10
One Payment number of Home Equity Loans	104
Two Payments principal balance of Home Equity Loans	2,801,363.68
Two Payments number of Home Equity Loans	31
Three Payments + principal balance of Home Equity Loans	8,121,855.67
Three Payments + number of Home Equity Loans	86
Three Payments + Delinquency Percentage	1.42%
Three Payments + Rolling Average	1.23%

Loan Detail
Number Purchased pursuant to 2.02, 2.04 and 3.01	-
Principal Balance Purchased pursuant to 2.02, 2.04 and 3.01
Substitution Adjustment Amounts	-
Number of Home Equity Loans outstanding (Beginning of Collection Period)
Number of Home Equity Loans outstanding (Ending of Collection Period)
Number of Home Equity Loans that went into REO	3
Principal Balance of Home Equity Loans that went into REO

Overcollateralization
Begin Overcollateralization Amount	64,531,528.97
Overcollateralization Release Amount	0.00
Distributable Excess Cashflow	3,344,010.24
End Overcollateralization Amount	67,875,539.21

Target Overcollateralization Amount	84,446,938.45
Interim Overcollateralization Amount	64,365,522.85
Interim Overcollateralization Deficiency	20,081,415.60

Excess Cashflow	3,510,016.36

Other
Stepdown	No
Trigger Event	No
Event of Default	No
Master Servicer Termination Event	No
Total Note Balance as Percent of Total Original Note Balance

Note Principal Amount Statement
A. Information on Distributions
1. Total Distribution per $1,000	39.625330
2. Principal Distribution per $1,000	38.798592
3. Interest Distribution per $1,000	0.826738

B. Calculation of Interest Due & Paid
1. 1 month LIBOR	1.12000%
2. Formula Rate (1-mo. Libor plus 55 bps)	1.67000%
3. Available Funds Cap	11.04871%
4. Note Rate	1.67000%
5. Days in Accrual Period	28

6. Current Interest, Interest Carry Forward Amount, and Supplemental Interest Amount Due
7. Current Interest and Interest Carry forward Amount paid
8. Supplemental Interest Amount paid	0.00

9. Unpaid Interest Carry Forward Amount	0.00
10. Unpaid Supplemental Interest Amount	0.00

C. Calculation of Note Principal Amount
1. Principal Note Amount, prior to payments	538,883,126.76
2. Principal Payment Amount paid	29,338,423.86
3. Distributable Excess Cashflow paid	3,510,016.36
4. Note Principal Amount, after payments	506,034,686.54

5. Note Principal Amount as a % of the Original Note Principal Amount, after payments
6. Note Principal Amount as a % of the Pool Balance, after payments